Exhibit 10.3

November 19, 2025

Tempest Therapeutics, Inc. 2000 Sierra Point Parkway Suite 400

Brisbane, CA 94005 Attention: Stephen Brady

Re: Funding Commitment

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”) entered into as of the date hereof by and among Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), Erigen LLC, a Delaware limited liability company (“Erigen”), and Factor Bioscience Inc., a Delaware corporation (“Factor”), pursuant to which the Company shall acquire specified assets and specified liabilities of Erigen pursuant to the Purchase Agreement. Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Purchase Agreement.

In consideration of the benefits Factor expects to derive from the consummation of the transactions contemplated by the Purchase Agreement, Factor hereby agrees and commits as follows:

1.
Funding Commitment. Upon the terms and subject to the conditions set forth in this letter agreement (this “Agreement”), from the Closing and until the earlier to occur of (i) the 18-month anniversary of the Closing Date, (ii) the receipt by the Company of at least $20,000,000 in gross proceeds from the sale of its equity or debt securities (less any amounts raised prior to the Closing) and (iii) the termination by (A) the Company of the Employment Agreement without Cause (as defined therein),

(B) Matt Angel of the Employment Agreement for Good Reason (as defined therein), (C) the Company of the A&R License and Collaboration Agreement or A&R Master Services Agreement for convenience, or

(D) Factor or its Affiliate of the A&R License and Collaboration Agreement or A&R Master Services Agreement for the Company’s material breach, which breach (x) cannot be or has not been cured within 30 days following delivery to the Company of written notice of such breach and (y) has not been waived by Factor or its Affiliate (such period, the “Support Period”), Factor hereby commits to provide to the Company, or arrange for the provision to the Company on terms reasonably acceptable to the Company, funds solely to the extent (and only to the extent) necessary to support the Company’s working capital requirements during the Support Period (such commitment, the “Funding Commitment”). In furtherance thereof, from time to time during the Support Period, the Company may deliver a written notice (a “Support Notice”) to Factor requesting that Factor purchase a number of shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), which shares shall be purchased in a private placement in reliance upon the provisions of Section 4(a)(2) of the Securities Act, Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to the issuance and sale of the shares of Common Stock to be sold by the Company to Factor at the Minimum Price as defined in the Nasdaq listing rules; provided, that, the Company shall not be permitted to submit any Support Notice, and Factor shall not be required to purchase any shares of Common Stock, during any Support Notice Period for any Support Notice for which Factor has already purchased shares of Common Stock pursuant to a previous Support Notice such that the Support Notices have overlapping Support Notice Periods. Such total

Exhibit 10.3

number of shares of Common Stock shall not exceed a number of shares equal to (a) the aggregate dollar amount of the Company’s total anticipated operating expenses for the thirty (30) days following the date of delivery of the Support Notice (such thirty (30) day period, the “Support Notice Period”), as set forth in an operating plan that has been submitted to the Company’s board of directors (the “Board”) by the Chief Executive Officer of the Company and approved by the Board, divided by (b) the volume-weighted average closing price of the Common Stock on Nasdaq during the five (5) trading days immediately preceding the date of delivery of the Support Notice (such amount of shares of Common Stock, the “Share Limit”). Factor shall, within ten (10) Business Days of receipt of each such Support Notice, purchase the number of shares set forth therein, subject to the Share Limit, pursuant to a mutually agreeable form of securities purchase agreement, based on the National Venture Capital Association “Model PIPE Securities Purchase Agreement,” containing customary terms and conditions (each, a “Factor Purchase Agreement”). For the avoidance of doubt, Factor shall not, under any circumstances, be obligated to purchase equity securities of the Company or otherwise provide any funds to the Company in an amount exceeding $20,000,000 less any amounts raised and received in the Pre-Closing Financing or otherwise after the date of this Agreement.

2.
Except as otherwise set forth in any Factor Purchase Agreement, Factor shall have registration rights with respect to all shares of Common Stock purchased hereunder as if such shares were Registrable Securities pursuant to the Purchase Agreement, mutatis mutandis.
3.
Factor’s obligations under this Agreement will terminate automatically and immediately upon the earlier to occur of (a) the termination of the Purchase Agreement prior to the occurrence of the Closing, (b) the satisfaction in full of the Funding Commitment, and (c) the expiration or termination of the Support Period, at which time all obligations hereunder shall be fully discharged. Upon termination of this Agreement in accordance with the prior sentence, each of Factor and its successors and assignees shall have no further obligations or liabilities hereunder.
4.
This Agreement shall be binding solely on Factor and its successors and permitted assignees and inure solely to the benefit of the Company, and nothing set forth in this Agreement shall be construed to confer upon or give to any Person other than the Company any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the Funding Commitment or any other provisions of this Agreement. The Company’s creditors shall have no right to enforce this Agreement or to cause the Company to enforce this Agreement.
5.
Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any document or instrument delivered substantially contemporaneously herewith, (a) no Person other than Factor and its successors and permitted assignees shall have any obligation hereunder,

(b) there shall be no rights of recovery hereunder or in connection with this Agreement against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future Affiliate, equityholder, stockholder, member, director, officer, agent, manager or employee of Factor, Erigen or any of their respective Affiliates (or any successors or assignees of any of the foregoing Persons) (collectively, other than Factor, “Factor Parties”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Person (including any Factor Party) against any Factor Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. No personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Factor Party, as such, for any obligations of Factor under this Agreement or the Funding Commitment contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation. This Section 5 shall survive termination of this Agreement.

6.
Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between the parties hereto and

Exhibit 10.3

neither this Agreement nor any other document or agreement entered into by either party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of Factor under this Agreement are solely contractual in nature.

7.
This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware).
8.
All actions or Legal Proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement, whether in tort or contract or at law or in equity, shall be brought exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware. ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE HEREBY IRREVOCABLY WAIVED.
9.
This Agreement shall be treated as confidential and is being provided to Factor solely in connection with the transactions contemplated by the Purchase Agreement. This Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Factor except as required to comply with applicable accounting and the U.S. Securities and Exchange Commission disclosure obligations, the rules of any national securities exchange or as otherwise set forth in this Section

9. The foregoing notwithstanding, this Agreement may be provided to the Company’s Representatives; provided, that in each case, such Persons are directed to treat this Agreement as confidential, except that such parties may disclose (without Factor’s consent) the existence of this Agreement to the extent required by applicable Laws, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Purchase Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall restrict the Company, Factor and their respective Affiliates and Representatives from disclosing any information regarding this Agreement in connection with any Legal Proceeding to enforce this Agreement, the Purchase Agreement or any other Ancillary Agreement in accordance with their respective terms.

10.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight courier, shall be deemed to have been duly given upon receipt) by delivery in person or overnight courier to the respective parties at the following addresses, delivery by electronic mail transmission to the respective parties at the following email addresses, or at such other address or email address for a patty as shall be specified in a notice given in accordance with this Section 10:

If to the Company, to:

Tempest Therapeutics, Inc. 2000 Sierra Point Parkway Suite 400

Brisbane, CA 94005 Attention: Stephen Brady Email:

Exhibit 10.3

With a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave, NW Suite 700

Washington, DC 20004 Attention: Laura Berezin

Jaime Chase William Sorabella

Email:

If to Factor, to: Factor Bioscience Inc. 1035 Cambridge Street Suite 17B

Cambridge, MA 02141

Attention: Christopher Rohde, Ph.D. Email:

With a copy (which shall not constitute notice) to:

Morse, Barnes-Brown & Pendleton, P.C. 480 Totten Pond Road, 4th Floor Waltham, MA 02451

Attention: Daniel J. Blanchard

Stanley F. Chalvire Paul R. Rosie

Email:

11.
This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Company and Factor.
12.
If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable.
13.
This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument, binding on all of the parties notwithstanding that all such parties have not signed the same counterpart. Delivery of counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf or .tiff format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

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Exhibit 10.3

Very truly yours,

FACTOR BIOSCIENCE INC.

By: /s/ Christopher Rohde

Name: Christopher Rohde

Title: Chief Technology Officer

Exhibit 10.3

Accepted and Agreed:

TEMPEST THERAPEUTICS, INC.

By: /s/ Stephen Brady

Name: Stephen Brady

Title: President and Chief Executive Officer